EXHIBIT
                                                     4.3
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "ACT").  SUCH SECURITIES MAY NOT BE OFFERED OR SOLD
UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION
FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS
AVAILABLE.

NON-QUALIFIED OPTION AGREEMENT

                NON-QUALIFIED OPTION AGREEMENT (the
"Agreement"), dated as of March 28, 1997, between STAFF
BUILDERS, INC., a Delaware corporation (the
"Corporation), and Ephraim Koschitzki, (the "Grantee").

                Pursuant to the terms of the Employment
Agreement between the Corporation and the Grantee dated
June 1, 1987, as amended on November 1, 1991 and August
17, 1995, Grantee is entitled to receive a Non-Qualified
Option to replace the option for 225,440 shares of Class
A Common Stock issued to him under the Corporation's
1986 Non-Qualified Stock Option Plan (the 'Replaced
Option'). Grantee has requested that the Corporation issue the Non-Qualified Option.

                The Corporation and Grantee agree as follows:

                1. Grant of Option - The Corporation hereby grants to the Grantee, effective as of March 28, 1997 a non-qualified option (the 'Option') to purchase an aggregate of 225,440 shares of Class A Common Stock of the Corporation (the 'Shares') at an exercise price of $1.75 per Share (the 'Option Price'). Effective upon the grant of the Option the Replaced Option shall be cancelled and null and void.

                2. Option Period - The Option granted hereby shall expire on March 28, 2000.
                3. Medium and Time Of Payment - The exercise price of this option shall be payable in United States dollars and may be paid in cash or by certified or cashier's check, payable to the order of the Corporation. The Corporation shall have the power to accept full or partial payment in Shares which shall be valued at fair market value on the date of payment
("Payment Date"). Payment in full shall be required prior to the issuance of any Shares pursuant to this Option.

                4. Exercise of the Option - The Option may be exercised by written notice to the Corporation indicating the number of Shares with respect to which it is being exercised. Such notice shall be signed by the Grantee (or his transferee) and shall be accompanied by full payment of the exercise price. This Option shall not be exercisable either in whole or in part prior to compliance with all requirements of law governing the issuance and exercise of options. The Corporation shall exercise reasonable due diligence in order to ensure that the aforementioned requirements are satisfied.

                5.       Issuance of Shares of Common Stock -
Certificates for Shares of Class A Common Stock shall be issued upon the exercise of this Option only when all necessary action shall have been taken by the Corporation to render the Class A Common Stock, when issued, validly issued, fully paid and non-assessable.
The Corporation shall exercise reasonable due diligence in order to ensure that the aforementioned actions are satisfied.

                6.       Non-Transferability - This Option shall
be exercisable only by the Grantee, his heirs and personal representatives, and shall not be assignable or transferable by him except to his estate or through the laws of intestacy.

                7.       Recapitalizations, Mergers,
Consolidations, and Similar Transactions
                (a) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a share dividend, then the Grantee shall have the right to receive upon exercise of the Option, the number and kind of shares or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. The Option
Price and other terms of the Option shall be appropriately amended to reflect the foregoing events; provided, however, that in no event may the Option Price on any outstanding options be increased above that existing on the date of issuance of the Option. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any shares or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in the Option, such adjustment shall be made in accordance with such determination, subject to the proviso set forth in the immediately preceding sentence. Notice of any adjustment shall be given by the Corporation to the Grantee and such adjustment (whether or not such notice is given) shall be effective and binding on the Grantee.


                (b)      Fractional shares resulting from any
adjustment in options pursuant to Section 7 may be settled in cash or otherwise as the Board of Directors shall determine.

                (c) The Board of Directors shall have the power, in the event of the disposition of all or substantially all of the assets of the Corporation, or the dissolution of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation, or the merger or consolidation of any other corporation into the Corporation, or the making of a tender offer to purchase all or a substantial portion of the shares of the Corporation, to amend all outstanding options (upon such conditions as it shall deem fit) to permit the exercise of all such options prior to the effective date of any such transaction and to terminate such options as of such effective date. If the Board of Directors exercise such power, all options then outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Grantee at any time or from time to time as determined by the Board of Directors prior to the effective date of such transaction and such options shall be deemed to terminate upon such effective date.

                8.       No Limitation on Rights of the
Corporation - The grant of this Option shall not in any way affect the right or power of the Corporation to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                9. Rights as a Shareholder - The Grantee or a transferee of the Grantee shall have no rights as a shareholder with respect to any Shares covered by the Option prior to the date the Option is exercised by the Grantee or the transferee of the Grantee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date.
                10. Shares of Common Stock - The Shares of Class A Common Stock covered by this Option shall be nonvoting and entitled to no dividends prior to the exercise of the Option.
                11. Registration of Class A Common Stock - The Corporation shall file with the Securities and Exchange Commission, and shall use its best efforts to maintain in effect, a registration statement under the Act with respect to the sale of the Shares, for a period ending April 28, 2000. The Grantee shall promptly furnish to the Corporation all information requested of him for inclusion in the registration statement and shall promptly furnish the Corporation with any changes to such information. The Grantee may sell the Shares only pursuant to such registration statement or pursuant to an applicable exemption from registration under the Act. The Corporation shall promptly advise the Grantee of the effectiveness of such registration statement and any stop order or other reason which would prevent the Grantee from being permitted to sell the Shares pursuant to such registration statement.
                12. Disposition of Class A Common Stock - The Corporation may, as a condition precedent to the exercise of the Option, require the Grantee or a transferee of the Grantee to enter into such agreements or to make such representations as may be required to make lawful under the laws of the United States or any state the exercise of the Option and the ultimate disposition of the Shares acquired by such exercise.

                13.      No Obligation to Exercise Option - The
granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

                14.     Issuance of Form 1099 - The
Corporation shall issue to Grantee a Form 1099 for any year in which Grantee exercises all or a portion of the Option. The Form 1099 will report as income to the Grantee the difference between the Option Price and the fair market value per share of the Corporation's Class
A Common Stock as of the date of exercise.
                15. Notice - Notice to the Corporation shall be deemed given if in writing and mailed to the Secretary of the Corporation by first-class, certified mail at the then principal office of the Corporation.

                16.      Governing Law - Except to the extent
preempted by federal law, this Agreement shall be
construed and enforced in accordance with, and governed
by, the laws of the State of Delaware.
                         IN WITNESS WHEREOF, the Corporation and
the Grantee have duly executed this Agreement.
Attest:                                           STAFF BUILDERS, INC.
/s/ David Savitsky                                BY:/s/ Stephen Savitsky
Secretary

                                                  /s/ Ephraim Koschitzki
                                                   Grantee